Exhibit 4.33

DEFERRAL LETTER

To:	BOXSHIPS INC.

of Trust Company House

Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro MH96960

Marshall Islands

From:	CREDIT SUISSE AG

St. Alban-Graben 1-3

Basel CH-4002

Switzerland

30 June 2016

Dear Sirs

Loan Agreement dated 11 November 2014 (as amended and supplemented from time to time, the "Loan Agreement") made between (i) Box Ships Inc. as borrower (the "Borrower") and (ii) ourselves as lender (the "Lender") in respect of a loan facility of (originally) up to US$31,650,000

We refer to:

(a)	the Loan Agreement;

(b)	our letter dated 5 April 2016 where we set out a shortfall of $381,353.15 in the Retention Account; and

(c)	our letter dated 15 June 2016 where we agreed to defer the Deferred Repayment Instalments (as defined below) until the earlier of (i) the Effective Date and (ii) the date on which the Amendment Documentation (as defined below) is signed.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Letter unless the context may otherwise require and for the purposes of this Letter:

"Amendment Documentation" means any amending and restating documentation in respect of any contemplated restructuring of, or amendment to, the terms of the Loan Agreement in the Agreed Form.

"Deferred Repayment Instalments" mean:

(a)	Tranche B Instalment, in the amount of $495,000; and

(b)	Tranche C Instalment, in the amount of $355,000,

each due and payable on the Effective Date.

"Effective Date" means 24 June 2016.

"Third Deferred Date" means the date falling on the earlier of (i) 1 July 2016 and (ii) the date on which the Amendment Documentation is signed.

We also refer to the recent discussions between us in which you have requested that the Lender consents with retrospective effect on and from the Effective Date, to the further deferral of the Deferred Repayment Instalments until the Third Deferred Date (the "Deferral").

1	Agreement

1.1	In consideration of the sum of US$1 and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged), the Lender hereby agrees to the Deferral on and from the Effective Date subject to:

(a)	receipt of a copy of this Letter duly executed by the parties to it; and

(b)	the Security Parties executing the acknowledgement to this Letter confirming their agreement to the terms and conditions of the same.

1.2	The failure of the Borrower to pay the Deferred Repayment Instalments on or prior to the Third Deferred Date shall constitute an immediate Event of Default pursuant to clause 18.1(a) of the Loan Agreement unless otherwise provided in any Amendment Documentation entered into on the Third Deferred Date, as the case may be.

2	Representations and Warranties

2.1	The Borrower hereby represents and warrants to the Lender that (a) the representations and warranties contained in clause 9 of the Loan Agreement are true and correct on the date of this Letter as if all references therein to "this Agreement" were references to the Loan Agreement as supplemented by this Letter; and (b) this Letter comprises the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms.

3	reservation of rights

3.1	The Lender’s agreement contained in this Letter is expressly without prejudice to the continuing rights of the Lender under the Loan Agreement and the other Finance Documents including, without limitation, rights in connection with any Event of Default which may have occurred or may in the future occur.

4	COUNTERPARTS

4.1	This Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one Letter.

5	LOAN AGREEMENT

5.1	The Borrower hereby agrees with the Lender that, notwithstanding our consent to the Deferral, all other provisions of the Loan Agreement and the other Finance Documents remain in full force and effect.

5.2	This Letter shall constitute a Finance Document for all purposes under the Loan Agreement and the other Finance Documents.

6	notices

6.1	Clause 27 (notices) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

7	Governing law

7.1	This Letter shall be governed by and construed in accordance with English law and clause 29 (law and jurisdiction) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

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Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this Letter.

Yours faithfully

for and on behalf of
CREDIT SUISSE AG
(acting as Lender)

Accepted and agreed

for and on behalf of
BOXSHIPS INC.

Dated 30 June 2016

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We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter and agree in all respects to the same and confirm that the Finance Documents (as that term is defined in the Loan Agreement as amended and supplemented by the above Letter) to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement and the other Finance Documents (each as amended and supplemented by the above Letter).

for and on behalf of
TACITA OCEANWAY CARRIER CO.

Dated 30 June 2016

for and on behalf of
ALAQUA MARINE LIMTIED

Dated 30 June 2016

for and on behalf of
LAWRY SHIPPING LTD

Dated 30 June 2016

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